Exhibit 99.1
Immunovant Reports Financial Results for the Quarter and Six Months Ended September 30, 2020
Company Ended the Quarter With Cash of Approximately $444 Million

NEW YORK, November 12, 2020 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today reported financial results for its fiscal second quarter and six months ended September 30, 2020. Immunovant ended the quarter with approximately $444 million in cash.
“Our team made outstanding operational and strategic progress during the fiscal second quarter,” said Pete Salzmann, M.D., Chief Executive Officer of Immunovant. “First, we reported positive topline results from our randomized, placebo-controlled trial of IMVT-1401 in patients with moderate-to-severe Myasthenia Gravis (MG). Second, we announced the appointment of Michael Elliott, MBBS, Ph.D., an accomplished industry leader in immunology, as Chief Scientific Officer. And third, we further strengthened our balance sheet with approximately $188 million of net proceeds from a public equity offering,” he continued.
“We plan to report results from the high-dose cohort of ASCEND WAIHA, an open-label Phase 2a clinical trial of IMVT-1401 in Warm Autoimmune Hemolytic Anemia (WAIHA), in the first quarter of calendar year 2021. We plan to report results from ASCEND GO-2, a Phase 2b clinical trial of IMVT-1401 in patients with Thyroid Eye Disease (TED), in the first half of calendar year 2021. We also plan to announce three new indications for IMVT-1401 by August 2021,” he added.

Financial Highlights for Fiscal Second Quarter Ended September 30, 2020
R&D Expenses: Research and development expenses increased by $1.7 million, from $10.3 million for the three months ended September 30, 2019 to $12.0 million for the three months ended September 30, 2020. The year-over-year increase was primarily driven by higher costs related to expansion of ongoing clinical trials, initiation of a non-clinical study and additional professional services.
G&A Expenses: General and administrative expenses increased by $4.8 million, from $4.2 million for the three months ended September 30, 2019 to $9.0 million for the three months ended September 30, 2020. The year-over-year increase was primarily due to higher headcount, resulting in additional personnel costs and stock-based compensation expense.
Net Loss: Net loss was $20.8 million ($0.25 per common share) for the three months ended September 30, 2020, compared to $14.5 million ($0.38 per common share) for the three months ended September 30, 2019. Net loss for the three months ended September 30, 2020 and 2019 included $3.4 million and $3.1 million, respectively, related to non-cash stock-based compensation expense.
Common Stock: As of September 30, 2020, there were 97,890,705 shares of the common stock, issued and outstanding.

Financial Highlights for Fiscal Six Months Ended September 30, 2020
R&D Expenses: Research and development expenses were $28.9 million for the six months ended September 30, 2020, compared to $28.8 million for the six months ended September 30, 2019. Expenses in 2019 included $10.0 million related to the achievement of the first development and regulatory milestone under Immunovant’s license agreement with HanAll Biopharma Co., Ltd. Excluding the effects of this one-time milestone, research and development expenses increased by $10.1 million for the six months ended September 30, 2020 compared to the same period in the prior year. The year-over-year increase was primarily due to increases in contract manufacturing costs and non-clinical and clinical studies, driven by the expansion of clinical trial programs for the treatment of autoimmune diseases. Other increases include higher personnel-related expenses (including stock-based compensation expense) due to higher headcount to support clinical operations and increased professional services.

G&A Expenses: General and administrative expenses were $18.7 million for the six months ended September 30, 2020, compared to $5.8 million for the six months ended September 30, 2019. The year-over-year increase was primarily due to higher stock-based compensation expense and higher personnel-related costs, both of which were due to higher headcount. Other increases include higher legal and professional fees to support our growth and operations as a public company.
Net Loss: Net loss was $47.5 million ($0.61 per common share) for the six months ended September 30, 2020, compared to $34.5 million ($0.90 per common share) for the six months ended September 30, 2019. Net loss for the six months ended September 30, 2020 and 2019 included $7.4 million and $3.7 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” and other similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Immunovant’s clinical programs, including the number and timing of clinical programs, development initiatives and new indications for IMVT-1401; the potential efficacy of Immunovant’s product candidates for patients with autoimmune diseases; Immunovant’s expectations with respect to clinical development opportunities; and Immunovant’s statements and expectations regarding its balance sheet. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others, initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of Immunovant’s product candidates; Immunovant’s scientific approach and general development progress; the availability and commercial potential of Immunovant’s product candidates including the size of potentially addressable markets and degree of market acceptance; and the potential impact of the recent COVID-19 pandemic on Immunovant’s clinical development plans and timelines. These statements are also subject to a number of material risks and uncertainties that are described under the section titled “Risk Factors” in Immunovant’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q in each case filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
Operating expenses:
Research and development (includes $999 and $1,476 of stock-based compensation expense for the three and six months ended September 30, 2020, respectively, and $2,307 and $2,372 of stock-based compensation expense for the three and six months ended September 30, 2019, respectively)(1)	$11,976	$10,331	$28,898	$28,807
General and administrative (includes $2,362 and $5,866 of stock-based compensation expense for the three and six months ended September 30, 2020, respectively, and $830 and $1,337 of stock-based compensation expense for the three and six months ended September 30, 2019, respectively)(2)	8,998	4,163	18,662	5,748
Total operating expenses	20,974	14,494	47,560	34,555
Interest expense	—	249	—	249
Other income, net	(225)	(294)	(151)	(319)
Loss before provision for income taxes	(20,749)	(14,449)	(47,409)	(34,485)
Provision for income taxes	40	33	88	56
Net loss	$(20,789)	$(14,482)	$(47,497)	$(34,541)
Net loss per common share – basic and diluted(3)	$(0.25)	$(0.38)	$(0.61)	$(0.90)
Weighted-average common shares outstanding – basic and diluted(3)	84,353,438	38,590,381	77,623,132	38,590,381

(1)Includes $68 and $176 of costs allocated from Roivant Sciences Ltd. for the three and six months ended September 30, 2020, respectively, and $1 and $152 of costs allocated from Roivant Sciences Ltd. for the three and six months ended September 30, 2019, respectively.
(2)Includes $173 and $337 of costs allocated from Roivant Sciences Ltd. for the three and six months ended September 30, 2020, respectively, and $270 and $514 of costs allocated from Roivant Sciences Ltd. for the three and six months ended September 30, 2019, respectively.
(3)Retroactively restated for the reverse recapitalization.

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	September 30, 2020	March 31, 2020
Assets
Current assets:
Cash	$444,372	$100,571
Prepaid expenses	5,854	5,460
Income tax receivable	40	36
Value-added tax receivable	—	3,009
Total current assets	450,266	109,076
Operating lease right-of-use assets	3,493	—
Property and equipment, net	136	65
Deferred offering costs	—	246
Total assets	$453,895	$109,387
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,787	$1,190
Accrued expenses	5,787	10,938
Current portion of operating lease liabilities	1,102	—
Due to Roivant Sciences Ltd.	134	3,190
Total current liabilities	12,810	15,318
Operating lease liabilities, net of current portion	2,679	—
Total liabilities	15,489	15,318
Commitments and contingencies
Stockholders’ equity:(1)
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at September 30, 2020 and March 31, 2020	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2020 and March 31, 2020	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 97,890,705 shares issued and outstanding at September 30, 2020 and 500,000,000 shares authorized, 56,455,376 shares issued and 54,655,376 shares outstanding at March 31, 2020	10	5
Additional paid-in capital	577,341	185,306
Accumulated other comprehensive loss	(222)	(16)
Accumulated deficit	(138,723)	(91,226)
Total stockholders’ equity	438,406	94,069
Total liabilities and stockholders’ equity	$453,895	$109,387

(1) Retroactively restated for the reverse recapitalization.
Contact:
John Strumbos, Ph.D., MBA
Vice President, Finance and Strategy
Immunovant, Inc.
info@immunovant.com